CERTIFICATE OF AMENDMENT DATED SEPTEMBER 7, 1995
				       TO
		      FIRST AMENDED AND RESTATED AGREEMENT
		  AND DECLARATION OF TRUST DATED JUNE 21, 1995


	 WHEREAS, the Trustees of Van Kampen American Capital Small Capitalization Fund, a Delaware business trust (the "Trust") haveapproved the amendment of the Trust's First Amended and Restated Agreement andDeclaration of Trust dated June 21, 1995 ("Declaration of Trust") in accordancewith
Section 9.5 thereof;

	 WHEREAS, the Trustees have authorized the proper officersof the Trust, including the officer whose name appears below, to effectsuch amendment;

NOW, THEREFORE, the Declaration of Trust is amended as follows:


1. The first sentence of Section 4.1(b) is amended andrestated in its entirety to read as follows:

		 (b) Number. The Trustees serving as such, whethernamed above or hereafter becoming Trustees, may increase (tonot more than fifteen (15)) or decrease the number of Trusteesto a number other than the number theretofore determined by awritten instrument signed by a Majority (or asupermajority if required by the By-Laws) of the Trustees (or by anofficer of the Trust pursuant to the vote of a Majority (ora supermajority if required by the By-Laws) of theTrustees).

2. Section 4.1(e) is amended and restated in its entirety toread as follows:

		 (e) Removal. Any Trustee may be removed: (i) with any time by written instrument, signed by at leasttwo-thirds (2/3) of the number of Trustees prior to suchremoval, specifying the date upon which such removal shallbecome effective; or (ii) without cause at any time bywritten instrument, signed by at least two-thirds (2/3) ofthe number of Trustees prior to such removal, specifying thedate upon which such removal shall become effective; or(iii) by vote of shareholders holding a majority of the Shares ofthe Trust then outstanding, cast in person or by proxy atany meeting called for the purpose; or (iv) by a writtendeclaration signed by Shareholders holding not less than amajority of the Shares of the Trust then outstanding. Notwithstanding any other provisions set forth in this Declaration ofTrust, this
		 Section 4.1(e)






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	 may not be amended (either directly or indirectly througha
	 reorganization) without the approval of (i) two-thirds(2/3) of the Trustees then in office or (ii) by vote of Shareholdersholding a majority of the Shares of the Trust then outstanding.

EXECUTED, to be effective as of September 7, 1995


					/s/ Nori L. Gabert
					_________________________
					      Nori L. Gabert,
					      Secretary